UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                TRIBEWORKS, INC.
                              ---------------------
                                (Name of Issuer)

                                  COMMON STOCK
                           --------------------------
                         (Title of Class of Securities)

                                    89601T102
                                    ---------
                                 (CUSIP Number)

                                DECEMBER 31, 2002
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:


         |_|      Rule 13d-1(b)


         |_|      Rule 13d-1(c)


         |X|      Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.         89601T102
                  ---------

         (1) Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only).

                  PATRICK SOQUET
                  --------------

         (2)      Check the Appropriate Box if a Member of a Group (See
                  Instructions)

                  (a)      |_|

                  (b)      |_|

                  N/A      |X|

         (3)      SEC Use Only  _________________________________________

         (4)      Citizenship or Place of Organization

                  BELGIUM

----------------------------------------- ----------------------------------------------------------------------------
Number of Shares Beneficially Owned by     (5)   Sole Voting Power:                            3,480,668
Each Reporting Person With
----------------------------------------- ----------------------------------------------------------------------------

                                           (6)   Shared Voting Power:                                  0
----------------------------------------- ----------------------------------------------------------------------------

                                           (7)   Sole Dispositive Power:                       3,480,668
----------------------------------------- ----------------------------------------------------------------------------

                                           (8)   Shared Dispositive Power:                             0
----------------------------------------- ----------------------------------------------------------------------------

         (9)      Aggregate Amount Beneficially Owned by Each Reporting Person

                  3,480,668
                  ---------

         (10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


                  |_|      Yes

                  |X|      No


         (11)     Percent of Class Represented by Amount in Row (9)


                  18.68%
                  ------

         (12)     Type of Reporting Person (See Instructions)

                  IN
                  --

         (1) Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only).

                  KEEPSAKE S.P.R.L
                  ----------------

         (2)      Check the Appropriate Box if a Member of a Group (See
                  Instructions)

                  (a)      |_|

                  (b)      |_|

                  N/A      |X|

         (3)      SEC Use Only  _________________________________________

         (4)      Citizenship or Place of Organization

                  BELGIUM

----------------------------------------- ----------------------------------------------------------------------------
Number of Shares Beneficially Owned by     (5)   Sole Voting Power:                            3,480,668
Each Reporting Person With
----------------------------------------- ----------------------------------------------------------------------------

                                           (6)   Shared Voting Power:                                  0
----------------------------------------- ----------------------------------------------------------------------------

                                           (7)   Sole Dispositive Power:                       3,480,668
----------------------------------------- ----------------------------------------------------------------------------

                                           (8)   Shared Dispositive Power:                             0
----------------------------------------- ----------------------------------------------------------------------------

         (9)      Aggregate Amount Beneficially Owned by Each Reporting Person

                  3,480,668
                  ---------

         (10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                  |_|      Yes

                  |X|      No


         (11)     Percent of Class Represented by Amount in Row (9)

                  18.68%
                  ------

         (12)     Type of Reporting Person (See Instructions)

                  CO
                  --

ITEM 1.


(a)      Name of Issuer

                  TRIBEWORKS, INC.
                  ----------------

(b)      Address of Issuer's Principal Executive Offices

                  988 MARKET STREET
                  -----------------
                  SAN FRANCISCO, CA 94102
                  -----------------------

ITEM 2.


(a)      Name of Person Filing

                  PATRICK SOQUET
                  --------------
                  KEEPSAKE S.P.R.L.
                  -----------------

(b)      Address of Principal Business Office or, if none, Residence

                  c/O TRIBEWORKS
                  --------------
                  988 MARKET STREET, 4TH FLOOR
                  ----------------------------
                  SAN FRANCISCO, CA 94102
                  -----------------------
                  USA
                  ---

(c)      Citizenship

                  PATRICK SOQUET - BELGIUM
                  -----------------------

                  KEEPSAKE S.P.R.L. - BELGIUM CORPORATION
                  ---------------------------------------

(d)      Title of Class of Securities

                  COMMON STOCK
                  ------------

(e)      CUSIP Number

                  89601T102
                  ---------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a)      |_|      Broker or dealer registered under section 15 of the Act (15 U.
                  S.C. 78o).


(b)      |_|      Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).


(c)      |_|      Insurance company as defined in section 3(a)(19) of the Act
                  (15 U.S.C. 78c).


(d)      |_|      Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8).


(e)      |_|      An investment adviser in accordance with section 240.13d-1(b)
                  (1)(ii)(E).

(f)      |_|      An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).


(g)      |_|      A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).


(h)      |_|      A savings association as defined in section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813).


(i)      |_|      A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3).


(j)      |_|      Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

                  NOT APPLICABLE
                  --------------


ITEM 4.           OWNERSHIP


         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


PATRICK SOQUET


(a)      Amount beneficially owned:

         3,480,668
         ---------

(b)      Percent of class:

         18.68%
         ------

(c)      Number of shares as to which the person has:


         (i)      Sole power to vote or to direct the vote

                  3,480,668
                  ---------

         (ii)     Shared power to vote or to direct the vote

                  0
                  -

         (iii)    Sole power to dispose or to direct the disposition of

                  3,480,668
                  ---------

         (iv)     Shared power to dispose or to direct the disposition of

                  0
                  -

KEEPSAKE S.P.R.L.


(a)      Amount beneficially owned:

         3,480,668
         ---------

(b)      Percent of class:

         18.68%
         ------

(c)      Number of shares as to which the person has:

         (i)      Sole power to vote or to direct the vote

                  3,480,668
                  ---------

         (ii)     Shared power to vote or to direct the vote

                  0
                  -

         (iii)    Sole power to dispose or to direct the disposition of

                  3,480,668
                  ---------

         (iv)     Shared power to dispose or to direct the disposition of

                  0
                  -

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

                  NOT APPLICABLE
                  --------------

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  NOT APPLICABLE
                  --------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  NOT APPLICABLE
                  --------------

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  NOT APPLICABLE
                  --------------

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  NOT APPLICABLE
                  --------------

ITEM 10.          CERTIFICATIONS

                  NOT APPLICABLE
                  --------------







         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: FEBRUARY 13, 2003              By:  /S/ PATRICK SOQUET
      -----------------                   ---------------------------------
                                          Patrick Soquet


Date: FEBRUARY 13, 2003              By:  /S/ PATRICK SOQUET
      -----------------                   ---------------------------------
                                          Patrick Soquet
                                          General Manager of KEEPSAKE S.P.R.L.

                          EXHIBIT INDEX TO SCHEDULE 13G

EXHIBIT 1

Agreement as to Joint Filing of Schedule 13G.

                                    EXHIBIT 1

                             JOINT FILING AGREEMENT
                            PURSUANT TO RULE 13D-1(K)


                  Patrick Soquet and Keepsake S.P.R.L. acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning others, except to the extent that it knows or has reason to believe that such information is inaccurate.

                  This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.


Dated: February 13, 2003

                                       By:  /S/  PATRICK SOQUET
                                            -------------------------------
                                            Patrick Soquet



                                       By: /S/  PATRICK SOQUET
                                           --------------------------------
                                           Patrick Soquet
                                           General Manager of KEEPSAKE S.P.R.L.